                                                                    EXHIBIT 10.7

[VNUS LETTERHEAD]


May 25, 2000

Roger A. Stern, Ph.D.
President
Stellartech Research Corporation
1346 Bordeux Dr.
Sunnyvale, CA 94089

        Re: Agreement Between VNUS Medical Technologies, Inc. and Stellartech Research Corporation

Dear Roger:

        As you know, Stellartech Research Corporation ("Stellartech") and VNUS Medical Technologies, Inc. ("VNUS") entered into a Letter of Understanding dated June 18, 1996, a copy of which is attached to this letter as "Exhibit A" (the "Letter of Understanding"). The Letter of Understanding outlines the terms and conditions under which Stellartech has developed and manufactured the RF Generator for VNUS. The Letter of Understanding contemplated that the terms and conditions set forth therein would serve as the basis for a final written contract between VNUS and Stellartech. Since the date of the Letter of Understanding, VNUS and Stellartech have worked together with respect to the design and development of the RF Generator and Stellartech has manufactured RF Generators for delivery to VNUS.

        The purpose of this letter is to confirm our agreement that, notwithstanding those provisions of the Letter of Understanding which contemplate a further written contract, the Letter of Understanding is the parties' binding agreement with respect to the rights and obligations of the parties in connection with the manufacture and distribution of the RF Generator. Such agreement constitutes the entire agreement between the parties with respect to the matter thereof and superceedes all previous agreements, negotiations, representations and communications between the parties. The Letter of Understanding may not be modified except by a writing signed by a duly authorized representative of each of the parties. Furthermore, the Letter of Understanding will be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and assigns.

        If you are in agreement with the foregoing, please execute and return one copy of this letter, which thereupon will constitute the Company's agreement with respect to this subject matter.

Roger A. Stern, Ph.D.
May 22, 2000
Page 2

                                           Sincerely,

                                           VNUS MEDICAL TECHNOLOGIES, INC.

                                           /s/ BRIAN E. FARLEY
                                           -------------------------------------
                                           Brian E. Farley
                                           President and Chief Executive Officer

Duly executed and agreed to on May 26, 2000.

STELLARTECH RESEARCH CORPORATION

/s/ ROGER A. STERN
-------------------------------------
Roger A. Stern, Ph.D.
President

Enclosure
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                                   EXHIBIT A

[VNUS CORPORATION LETTERHEAD]

                            C O N F I D E N T I A L

June 18, 1996

Roger A. Stern, Ph.D.
President
Stellartech Research Corporation
2665 Marine Way
Mountain View, CA 94043

Dear Roger:

Here is a letter of understanding that upon agreeing to we can use to begin the work on the RF Generator for VNUS. This letter is intended to serve as the basis for a written contract between the two companies and reflects the changes we agreed to this morning.

                       RF GENERATOR DEVELOPMENT AGREEMENT
              LETTER OF UNDERSTANDING BETWEEN VNUS AND STELLARTECH

BACKGROUND

VNUS Medical Technologies, Inc. (VNUS or the Company) has intentions to enter into a development contract with Stellartech Research Corporation (Stellartech or the Contractor) for the development of a radio frequency generator for use with VNUS proprietary vein treatment products.

Stellartech is in the final stages of completing the development of a "generic" RF generator that will serve as a platform for the RF generator developed for VNUS. It is the Company's understanding that the design of the generic RF generator will be completed by early July and that approximately one month later, the comprehensive testing of the hardware and software validation will be completed and submitted to Stellartech RA/QA for later submission to FDA in a 510(k). Furthermore, it is the Company's understanding that the generic RF generator will be designed and tested by a recognized testing agency at the Contractor's expense and in accordance with TUV, LEC601-2-2 requirements. Stellartech assumes all costs associated in assuring the platform generic RF generator will pass this testing and achieve both USA and international regulatory agency approvals. It is the Company's understanding that the 510(k) submission for the generic RF generator will be filed after the VNUS IDE filing due to the higher priority of the VNUS IDE filing milestone. VNUS' choice of working with Stellartech is based highly upon Stellartech's ability to deliver both a functional prototype and IDE ready product with test data in a timely manner.

TERMS TO BE INCLUDED INTO A WRITTEN CONTRACT

Stellartech will modify the Stellartech generic RF generator in order to meet the needs of VNUS. These needs will be initially spelled out in a requirements specification and written contract to be supplied by VNUS.

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In the event that the Stellartech work on the generic RF generator is either not completed in the time frame described above, Stellartech will promptly take action at its sole cost, to complete the design and development.

VNUS agrees to pay Stellartech for the modification of the generic RF generator and completion of an IDE-ready documentation package as per the estimate provided in the June 14, 1996 letter from Roger Stern. The total cost of this project is expected to be $144,300 for completion of milestones 1, 2, and 3 as described below.

The key milestones are as follows:

     1. Delivery of prototype 1 (without temperature measurement) and any available documentation to VNUS by 8/8/96

     2. Completion of prototype 2 (with temperature measurement and control capability) by 9/1/96. Unit stays at Stellartech but is accessible to VNUS for testing.

     3. Delivery to VNUS of an IDE-ready package containing all safety testing, and as much design verification and qualification information as possible by 9/30/96.

     4. Delivery of one clinical-ready and fully tested unit and documentation package to VNUS by 10/21/96.

     5. In the event of a deficiency letter from FDA on the IDE filing: Delivery to VNUS, information and data necessary to successfully address any RF generator-related deficiencies -- within 30 days of receipt of deficiency information.

     6. Delivery of up to nine additional clinical-ready, tested units by 12/2/96.

Costs for milestones 4, 5, and 6 are not included in the $144,300 estimate. The cost of completing milestone 6, (delivery of up to nine additional clinical units) will be at a rate of $*** for each unit purchased.

VNUS will have a royalty-free world-wide license to the design of the RF generator developed per this agreement. In exchange for this license, Stellartech will be the sole manufacturer of the RF generator for a period of three years after regulatory approval to sell the device commercially in the United States. VNUS may acquire the rights to manufacture the VNUS RF generator for $*** or by purchasing from Stellartech a cumulative total of *** units. Furthermore, Stellartech agrees to provide these units at a transfer price of no more than $*** ea. for purchases of 15 per month. The $*** transfer price can be adjusted in the future to reflect specific changes to costs of components and direct labor. Furthermore, if VNUS orders more or less than approximately 15 units per month, there will be a materials and direct labor adjustment to the transfer price to reflect the change in volume. Once sales begin, VNUS agrees to provide Stellartech a production forecast, and a fixed order on a quarterly basis. Stellartech agrees to complete delivery of the fixed order of units within 90 days of order receipt. If delivery times for certain components make it difficult to meet a 90 day delivery schedule, Stellartech will provide to VNUS an advance notification of this issue so these long lead-time components can be stocked in inventory.

Stellartech agrees to provide a twelve month warranty on units it manufactures and will service these units at no cost to VNUS for repairs due to normal use or storage.
--------------
*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such portions.

VNUS will provide to Stellartech an option to purchase 5,000 shares of VNUS Common stock at the next VNUS Board meeting following the completion of a written contract. This option will be exercisable at the fair market value of the stock as determined by the VNUS Board of Directors at the date of the grant.

Additional stock options will be granted for the successful completion of the milestones by the dates specified above.

    Milestone 1 - 1,000 shares, or 500 shares if late by no more than one week Milestone 2 - 2,000 shares, or 1,000 shares if late by no more than one week Milestone 3 - 5,000 shares, No bonus for late delivery
    Milestone 4 - 2,000 shares, or 1,000 shares if late by no more than one week Milestone 5 - 3,000 shares for beating milestone 5 by 10 days; 2,000 shares for meeting milestone 5 on time. Bonus applies only in the event there are no deficiencies from RF generator-related matters in the second IDE submission
    Milestone 6 - 1,000 shares, or 750 if no more than one week late;
                               500 shares if no more than two weeks late;
                               250 shares if no more than three weeks late

Early delivery of Milestone 3 will result in an additional 2,000 shares for each week of early delivery.

Stellartech intends to produce an RF Generator with temperature measurement and control but since it does not currently own an RF generator design with temperature monitoring and control and VNUS is funding this development. Stellartech may not sell a VNUS RF generator that contains the same temperature measurement/control board, or front panel board, or software, or documentation set without prior VNUS written consent. Furthermore, Stellartech agrees not to make minor changes to the VNUS RF generator strictly for the purpose of avoiding conflict with this provision.

For the period of time during which VNUS and Stellartech have a business relationship, Stellartech agrees not to work with companies competitive to VNUS. Companies competitive to VNUS are defined as those companies working in the field: "treatment of venous disease."

Stellartech will deliver to VNUS a full set of documentation including, but not limited to product engineering specifications, design history files, schematics, bill of materials, material specifications and certifications, a vendor list, assembly instructions if any, design verification test plan with complementary data and report, safety and EMI/RFI test protocol with data and report, and appropriate sections of an instruction manual. Furthermore, VNUS will receive from Stellartech a documentation package that is suitable for submitting to FDA for an IDE filing. It is understood that the full set of documentation may not be delivered to VNUS until after the IDE is filed.

Stellartech and VNUS agree to conduct design reviews on the VNUS RF generator. In addition, Stellartech agrees to submit to VNUS prior to testing, protocols used to define the testing procedures done in conjunction with data intended to be submitted to a regulatory agency.

Stellartech will assist VNUS in obtaining an IDE approval for the VNUS vein treatment system by providing to VNUS a full set of appropriate documentation and test data on the VNUS RF generator.

Stellartech agrees to assist VNUS in obtaining a CE mark for the VNUS vein treatment system by supplying the appropriate information on the VNUS RF generator developed by Stellartech.

Stellartech will not subcontract out any design-related work without VNUS' prior written consent. Stellartech agrees to allow VNUS the opportunity to meet and approve the primary senior engineer and technician assigned by Stellartech to this project. Stellartech agrees that it will not change the primary project engineer or technician on the VNUS project without prior written VNUS consent.

Stellartech agrees to notify VNUS in writing of proposed changes to the RF generator, thereby allowing an assessment of the impact of the proposed changes on the system.

Stellartech warrants that it is registered with and in good standing with the Federal Government to manufacture medical devices. Furthermore, it is on track to obtaining a license from the state of California to manufacture medical devices. Stellartech furthermore agrees to conduct its business in a manner that maintains its good standing with regulatory agencies.

If Stellartech loses its ability to manufacture the VNUS RF generator, (to be defined in written contract) VNUS will acquire, at no cost, the rights to have the RF generator manufactured elsewhere and Stellartech will assist in providing any documentation or consulting (at standard Stellartech rates) required to support this activity.

Roger A. Stern, Ph.D., will provide consulting services to VNUS in the areas of RF generators, temperature-based measurements of RF in medical devices, thermal effects in biological tissue, regulatory considerations with the use of RF and thermal technologies, plus general insights relative to the VNUS methods of treating venous disease.

Roger, I look forward to working with you and Stellartech on this project.

Sincerely,

/s/ BRIAN E. FARLEY                  6-18-96
-----------------------
Brian E. Farley
President

These terms are agreed to for the purposes of providing a basis for a written contract.

/s/ ROGER A. STERN                   6/19/96
-----------------------           ------------
Roger A. Stern, Ph.D.             Date